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                                                               Exhibit (a)(8)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Common Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase, dated June 10, 1998, and the related Letter of Transmittal and is being made to all holders of Common Shares. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Common Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. In those jurisdictions where securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser (as defined below) by Credit Suisse First Boston Corporation ("Credit Suisse First Boston" or the "Dealer Manager") or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                      NOTICE OF OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF

                       ALLIED LIFE FINANCIAL CORPORATION
                                       AT

                          $30.00 NET PER COMMON SHARE
                                       BY
                                NATIONWIDE LIFE
                            ACQUISITION CORPORATION

                          A WHOLLY OWNED SUBSIDIARY OF

                               NATIONWIDE MUTUAL
                               INSURANCE COMPANY

 Nationwide Life Acquisition Corporation, an Ohio corporation (the "Purchaser") and a wholly owned subsidiary of Nationwide Mutual Insurance Company, an Ohio mutual insurance company (the "Parent"), is offering to purchase all outstanding shares of Common Stock, no par value (the "Common Shares"), of Allied Life Financial Corporation, an Iowa corporation (the "Company"), at a purchase price of $30.00 per Common Share, net to the seller in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in the Offer to Purchase, dated June 10, 1998 (the "Offer to Purchase"), and the related Letter of Transmittal (which together with the Offer to Purchase and any amendments or supplements thereto constitute the "Offer").

          THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW
   YORK CITY TIME, ON MONDAY, AUGUST 31, 1998, UNLESS THE OFFER IS EXTENDED.

 This Offer is being made pursuant to the Agreement and Plan of Merger, dated as of June 3, 1998 (the "Merger Agreement") among the Parent, the Purchaser and the Company. The Merger Agreement provides, among other things, for the commencement of the Offer by the Purchaser, and further provides that, following the purchase of Common Shares pursuant to the Offer and promptly after the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into the Company (the "Merger") with the Company as the surviving corporation in the Merger. At the effective time of the Merger, each outstanding Common Share (except for Common Shares held in the treasury of the Company and Common Shares held by shareholders who properly exercise their dissenters' rights pursuant to the Iowa Business Corporation Act) will be converted into the right to receive $30.00 per Common Share (or any higher price per Common Share paid for Common Shares pursuant to the Offer), net to the shareholder in cash, without interest thereon.

 THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST 2,000,000 COMMON SHARES, (2) PARENT AND PURCHASER HAVING OBTAINED ALL INSURANCE REGULATORY APPROVALS NECESSARY FOR THEIR ACQUISITION OF CONTROL OF THE COMPANY AND ITS INSURANCE SUBSIDIARY ON TERMS AND CONDITIONS REASONABLY SATISFACTORY TO PURCHASER AND (3) THE SATISFACTION OF CERTAIN CONDITIONS WITH RESPECT TO THE MERGER OF ALLIED MUTUAL INSURANCE COMPANY WITH AND INTO PARENT. THE OFFER IS NOT CONDITIONED UPON PURCHASER OBTAINING FINANCING.

 THE BOARD OF DIRECTORS OF THE COMPANY, ACTING ON THE UNANIMOUS RECOMMENDATION OF A COMMITTEE CONSISTING OF ALL OF THE UNAFFILIATED DIRECTORS, HAS UNANIMOUSLY APPROVED THE OFFER AND THE MERGER AND DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE SHAREHOLDERS OF THE COMPANY AND RECOMMENDS THAT ALL SHAREHOLDERS OF THE COMPANY ACCEPT THE OFFER, TENDER THEIR COMMON SHARES PURSUANT TO THE OFFER AND, IF REQUIRED, VOTE IN FAVOR OF THE MERGER.

 Purchaser expressly reserves the right to modify the terms of the Offer, except that, without the consent of the Company, Purchaser shall not (i) reduce the number of Common Shares subject to the Offer, (ii) reduce the Offer Price, (iii) amend or add to the conditions to the Offer described in Exhibit A to the Merger Agreement dated June 3, 1998, (iv) except as provided in the next sentence, extend the Offer, (v) change the form of consideration payable in the Offer or
(vi) amend any other term of the Offer in any manner adverse to the holders of the Common Shares. Notwithstanding the foregoing, Purchaser may, without the consent of the Company, (x) extend the Offer, if at the scheduled or extended expiration date of the Offer any of the Offer Conditions shall not be satisfied or waived, until such time as such conditions are satisfied or waived, (y) extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission or the staff thereof applicable to the Offer and (z) extend the Offer for any reason on one or more occasions for an aggregate period of not more than 10 business days beyond the latest expiration date that would otherwise be permitted under clause (x) or (y) of this sentence. Subject to the terms and conditions of the Offer and the Merger Agreement, Purchaser shall, and Parent shall cause Purchaser to, accept for payment, and pay for, all Common Shares validly tendered and not withdrawn pursuant to the Offer that Purchaser becomes obligated to accept for payment, and pay for, pursuant to the Offer as promptly as practicable after the expiration of the Offer.

 For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Common Shares validly tendered and not properly withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance of such Common Shares for payment pursuant to the Offer. In all cases, upon
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the terms and subject to the conditions of the Offer, payment for Common Shares purchased pursuant to the Offer will be made by deposit of the aggregate purchase price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from Purchaser and transmitting payment to validly tendering shareholders. Under no circumstances will interest on the purchase price for Common Shares be paid by Purchaser, regardless of any delay in making such payment.

 In all cases, payment for Common Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates evidencing Common Shares ("Common Share Certificates"), or timely confirmation of a book-entry transfer of such Common Shares into the Depositary's account at The Depository Trust Company or Philadelphia Depository Trust Company (each a "Book-Entry Transfer Facility"), pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (ii) the Letter of Transmittal (or facsimile thereof) properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry transfer, and (iii) any other documents required by the Letter of Transmittal.

 If, for any reason whatsoever, acceptance for payment of any Common Shares tendered pursuant to the Offer is delayed, or if Purchaser is unable to accept for payment or pay for Common Shares tendered pursuant to the Offer, then, without prejudice to Purchaser's rights set forth in the Offer to Purchase, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Common Shares and such Common Shares may not be withdrawn except to the extent that the tendering shareholder is entitled to and duly exercises withdrawal rights as described in Section 4 of the Offer to Purchase. Any such delay will be followed by an extension of the Offer to the extent required by law.

 Except as otherwise provided in Section 4 of the Offer to Purchase, tenders of Common Shares made pursuant to the Offer are irrevocable except that such Common Shares may be withdrawn at any time prior to the Expiration Date (as defined below) and, unless theretofore accepted for payment and paid for by Purchaser pursuant to the Offer, may also be withdrawn at any time after Saturday, August 8, 1998. The term "Expiration Date" means 5:00 P.M., New York City time, on Monday, August 31, 1998, or, if Purchaser shall have extended the period of time for which the Offer is open, at the latest time and date at which the Offer, as so extended by Purchaser, shall expire. In order for a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Common Shares to be withdrawn, the number of Common Shares to be withdrawn, and the name of the registered holder, if different from that of the person who tendered such Common Shares. If Common Share Certificates to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Common Share Certificates, the serial numbers shown on such Common Share Certificates must be submitted to the Depositary and the signature on the notice of withdrawal must be guaranteed by a firm which is a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each an "Eligible Institution"), unless such Common Shares are tendered
(i) by a registered holder of Common Shares who has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. If Common Shares have been tendered pursuant to the procedures for book-entry transfer set forth in Section 3 of the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Common Shares and otherwise comply with the Book-Entry Transfer Facility's procedures. Any Common Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. Withdrawn Common Shares may, however, be retendered by repeating one of the procedures set forth in Section 3 of the Offer to Purchase, at any time prior to the Expiration Date. Purchaser, in its sole discretion, will determine all questions as to the form and validity (including time of receipt) of notices of withdrawal, and such determination will be final and binding.

 The information required to be disclosed by Rule 14d-6(e)(1)(vii) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

 The Company is providing to the Purchaser its list of shareholders and security position listings for the purpose of disseminating the Offer to holders of Common Shares. The Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed to record holders of Common Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Common Shares.

 THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

 Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers as set forth below. Additional copies of the Offer to Purchase, the Letter of Transmittal, and other tender offer materials may be obtained from the Information Agent. Such copies will be furnished promptly at Purchaser's expense. No fees or commissions will be paid to brokers, dealers or other persons (other than the Information Agent and the Dealer Manager) for soliciting tenders of Common Shares pursuant to the Offer.

                    The Information Agent for the Offer is:
                        [GEORGESON & COMPANY INC. LOGO]
                               Wall Street Plaza
                            New York, New York 10005
                Bankers and Brokers call collect: (212) 440-9800
                   All Others Call Toll-Free: (800) 223-2064
               Internet: World Wide Web http: //www.georgeson.com

                      The Dealer Manager for the Offer is:

                       [CREDIT SUISSE-FIRST BOSTON LOGO]
                             Eleven Madison Avenue
                         New York, New York 10010-3629
                         Call Toll Free (800) 863-6558

June 10, 1998